Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the First Quarter Ended March 29, 2014

FIRST QUARTER HIGHLIGHTS

•	Sales increased 19% to $183.5 million.

•	Net income increased 23% to $23.6 million, or $0.64 per diluted share.

•	Operating margin increased to 20.1% from 19.4% during the same period last year.

COLMAR, PENNSYLVANIA (April 29, 2014) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the first quarter ended March 29, 2014 of $183.5 million, up 19% from $154.4 million in the first quarter of 2013. Revenue growth was driven primarily by strong overall demand for our products, higher revenues from recently-introduced products, and the shipment of several large line updates. Net income for the first quarter ended March 29, 2014 was $23.6 million, or $0.64 per diluted share, up 23% from the prior year’s net income of $19.1 million, or $0.52 per diluted share.

“Our first quarter operating results continued the growth trends we experienced in 2013. The ‘New to the Aftermarket’ initiatives that we’ve undertaken in recent years continue to generate growth rates well above reported industry rates,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “These initiatives create new exciting revenue opportunities for our customers. We are grateful for the continued confidence and support from our customers and end users, which has enabled us to generate these strong growth rates.”

Gross profit margin declined slightly to 39.0% for the first quarter ended March 29, 2014 from 39.4% for the same period last year. Selling, general and administrative expenses increased 12% in 2014 to $34.7 million from $30.9 million in 2013, but declined as a percentage of sales to 18.9% in 2014 from 20.0% in 2013. Cost increases were primarily the result of higher variable expenses associated with the 19% sales growth and the 13% increase in product development headcount.

“We remain committed to continuing our industry-leading new product development efforts. As such, we are increasing investment in categories and segments like complex electronics and heavy duty truck parts that we feel offer significant opportunities for future ‘New to the Aftermarket’ growth,” said Mr. Berman.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman® OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
	3/29/14	Pct.	3/30/13	Pct.
First Quarter (unaudited)
Net sales	$183,512	100.0	$154,443	100.0
Cost of goods sold	111,870	61.0	93,619	60.6
Gross profit	71,642	39.0	60,824	39.4
Selling, general and administrative expenses	34,695	18.9	30,916	20.0
Income from operations	36,947	20.1	29,908	19.4
Interest expense, net	39	—	48	0.1
Income before income taxes	36,908	20.1	29,860	19.3
Provision for income taxes	13,357	7.3	10,788	7.0
Net income	$23,551	12.8	$19,072	12.3

Diluted earnings per share	$0.64		$0.52

Weighted average diluted shares outstanding	36,549	—	36,627	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/29/14	12/28/13
Assets:
Cash and cash equivalents	$64,021	$60,593
Accounts receivable	186,087	180,777
Inventories	175,380	164,421
Deferred income taxes	21,060	20,798
Prepaid expenses	2,825	5,851
Total current assets	449,373	432,440
Property & equipment	69,491	64,786
Goodwill and other intangible assets	30,064	30,089
Other assets	2,287	1,854
Total assets	$551,215	$529,169

Liabilities & Shareholders’ Equity:
Accounts payable	$58,303	$61,255
Accrued expenses and other	32,801	30,483
Total current liabilities	91,104	91,738
Other long-term liabilities	5,021	5,310
Deferred income taxes	18,116	18,480
Shareholders’ equity	436,974	413,641
Total liabilities and equity	$551,215	$529,169

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks
	3/29/14	3/30/13
Depreciation, amortization and accretion	$2,860	$2,268
Capital expenditures	$7,008	$2,846